Exhibit 99

BEACON FEDERAL BANCORP, INC.

PRESS RELEASE

Beacon Federal Bancorp, Inc. Announces Appointment of Lisa M. Jones as Chief Financial Officer

East Syracuse, New York, December 23, 2010 – Beacon Federal Bancorp, Inc. (the “Company”) (NASDAQ: BFED) the holding company for Beacon Federal (the “Bank”), today announced that Lisa M. Jones has been appointed Chief Financial Officer (“CFO”) of both the Company and the Bank effective January 1, 2011.  As Senior Vice President and CFO, Ms. Jones is responsible for all aspects of the Company and Bank’s financial strategy and management.

Commenting on the appointment of Ms. Jones, Chief Executive Officer Ross Prossner said, “I am proud of the development Lisa has made while at Beacon Federal.  Lisa started her career at Beacon as a summer intern before graduating from LeMoyne College with a Bachelor of Science in Accounting.”

“Lisa has been involved in all of the significant transactions over the past 14 years, including transitioning from a credit union to a mutual savings bank and then finally to a public bank via an initial public offering in 2007.  She played a lead role in converting the accounting system from one core system to another core operating system and was involved in two credit union to bank mergers.  Lisa’s experience is integral as the Company continues to seek expansion opportunities.”

During her 14 years of service with Beacon Federal, Ms. Jones has served in many capacities within the Bank’s accounting department, most recently as Vice President and Principal Financial and Accounting Officer since June of 2008.

Beacon Federal, a subsidiary of Beacon Federal Bancorp, Inc., provides a full array of banking products and services to both individuals and commercial customers.  The Bank is headquartered with a full-service branch in East Syracuse, New York, along with seven other full-service branches in East Syracuse, Marcy and Rome, New York, Smartt and Smyrna, Tennessee, Tyler, Texas and Chelmsford, Massachusetts.  The Company’s stock is traded on the NASDAQ Global Market under the symbol “BFED.”  For more information about Beacon Federal, visit www.beaconfederal.com.

Contact:
Lisa M. Jones
Principal Accounting Officer
Beacon Federal Bancorp, Inc.
6611 Manlius Center Road
East Syracuse, NY 13057
(315) 433-0111 x 1582